Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement on Form S-3, of our report dated February 13, 2004 (March 3, 2004 as to Notes F(b) and 0) on the financial statements of eMagin Corporation as of December 31, 2003 and for the year then ended included in their Annual Report on Form 10-KSB. In addition, we consent to the reference to our firm as "experts" in the above Form S-3.


Eisner LLP

New York, New York
June 7, 2004